Exhibit  99.1
QUADRACOMM,  INC.  FINALIZES  RF  SCIENTIFIC  ACQUISITION  CONTRACT

TAMPA, Fla.---(BUSINESS WIRE)-July 23, 2001-QuadraComm, Inc. (OTCBB:QDRA) is pleased to announce that it has finalized its acquisition contract to acquire 100% of the outstanding stock of RF Scientific, Inc., headquartered in Orlando, Florida. Joint management has set the formal closing of the merger to be in Orlando not later than 31 August.

The companies' approval of final terms and conditions of this stock and cash acquisition bring to fruition a process that was initiated by the management of the two organizations late year. For QuadraComm another key element in its business integration strategy has been implemented with the addition of this very formidable communications company. They currently have well in excess of Fifteen Million Dollars in active contracts and high-probability proposals in process. As such, QuadraComm will assist in the funding of working capital necessary for expansion, and will add international marketing support to expand RF Scientific's noteworthy customer base through the use of QuadraComm's international communications marketing network of agents and representatives.

In addition, RF Scientific engineering and production personnel will be key contributors in the deployment of QuadraComm's planned "telecom in a box" - a containerized or truck-mounted cellular site comprised of all equipment necessary to field a full standalone capability in remote, or emergency, areas on a rapid and economical basis.

RF Scientific, Inc. is a private corporation that has been in business more than fifteen years specializing in the development, manufacturing, and installation/support of custom-created communications platforms to customer specifications. Their product lines include fixed earth stations and transportable satellite communications systems ranging from earth stations to audio/video broadcast facilities on wheels. The company has deployed a wide range of equipment to a broad customer base in countries around the World. Their customers include major television networks such as CNN and NBC, broadcast companies such as Disney and Home Shopping, government agencies in the USA and globally, and numerous private enterprises. Over the past several years RF Scientific management has developed and cultivated a major customer thrust in the Peoples Republic of China with multiple communications agencies. They have created, shipped, and supported millions of dollars in a broad line of broadcast system vehicles and support equipment. The deployments have been tremendously successful, and have placed the Company in the position of being a very favored supplier to Chinese authorities. As Jim Abbott, President of RF Scientific, recently stated, "We have expended a tremendous amount of energy throughout our Company to develop and nurture the networks and personal relationships necessary to excel in servicing this key region of Asia. Today, it is very successful for us, but, tomorrow, with the introduction of Beijing as the host for the 2008 Summer Olympic Games, we expect to see tremendous opportunities for us to support China's immense communications expansion requirements". The Company's marketing and administration office in Beijing is already receiving general inquiries and seeing signs of the demands to soon exist.

This press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described herein.
CONTACT:
QuadraComm,  Inc.,  Tampa
Robert  W.  Ellis,  President
813-496-9191


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